Exhibit 99.1

BILL OF SALE

STATE OF FLORIDA

COUNTY OF BROWARD

KNOW ALL PERSONS BY THESE PRESENTS:

That NuState Energy Holdings, Inc. (NESH), Seller, in consideration of the payment of the sum of Ten dollars ($10.00), receipt of payment acknowledged, do hereby sell and transfer to Thomas P. Murphy, Buyer, his successors and assigns, One Billion (1,000,000,000) restricted shares of Common Stock. The sale will be made on the following terms: (1) on or about October 6, 2014 this Bill of Sale will be executed; (2) $250,000 of which $20,000 will paid upon execution of this agreement by Mr. Murphy and the balance within 90 days to be used for clean-up of the company so that it is compliant with SEC regulations and is elevated to being a fully reporting company on OTC QB and for interim operating capital; (3) the One Billion (1,000,000,000) restricted shares of Common Stock will be placed in an independent escrow account for the benefit of Mr. Murphy and/or assigns; (4) a draw down plan for the $750,000 balance of the purchase price and release of the escrowed One Billion (1,000,000,000) restricted shares of Common Stock will be developed and agreed by all parties; (5) any and all necessary ancillary agreements will be developed and executed; (6) when it is deemed appropriate by the parties, Mr. C. K. "Rip" Williams will become a member of the Board of Directors and advisory board member of NESH, Mr. Murphy will also receive a hold harmless agreement from NESH as well as a non-dilution agreement to insure that he will be the majority stock holder and effective owner of the company upon full payment for the One Billion (1,000,000,000) restricted shares of Common Stock, Thomas P. Murphy will become Chairman of the Board and Kevin Yates will resign as Chairman and remain the CEO of NESH, employment agreements will be executed, The State of Nevada will be notified of all changes, The Securities and Exchange Commission (SEC) will be notified of all changes, Kevin Yates will be paid an agreed amount for delayed compensation, the name of the company will be changed from NuState Energy Holdings, Inc. to NSEH, a plan will be developed for the timing of the release of information through press releases, suitable intellectual properties will be identified for acquisition and/or updating, the company will expand its focus into the medical/rehab/health and wellness and adjunct business arena.

Seller warrants that he is the lawful corporate director and officer of the company in every respect of all of the described property and that it is free and clear of all liens, security agreements, encumbrances, claims, demands, and charges of every kind whatsoever.

Seller binds Seller, his successors and assigns, to warrant and defend the title to all of the described property to Buyer, its successors and assigns, forever against every person or entity lawfully claiming the described property or any part of it.

This Bill of Sale shall be effective as to the transfer of all property as listed in this document as of October 6, 2014.

IN WITNESS WHEREOF, this Bill of Sale is executed on October 6, 2014.

/s/ Thomas P. Murphy

Thomas P. Murphy - Buyer

/s/ S. Kevin Yates

S. Kevin Yates, Chairman

NuState Energy Holdings, Inc. (NSEH) - Seller